Exhibit – Item 28(h)(1)

TRANSFER AGENT SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of this 23rd day of September, 2016, by and between PERMANENT PORTFOLIO FAMILY OF FUNDS, a Delaware statutory trust (“Trust”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”). PACIFIC HEIGHTS ASSET MANAGEMENT, LLC, a limited liability company organized under the laws of the state of California and the investment adviser to the Trust (“Adviser”), is a party hereto with respect to Section 6 only. This Agreement supersedes and replaces in its entirety the Transfer Agent Servicing Agreement dated May 27, 2016, among the Trust, USBFS and the Adviser (only with respect to Section 6 thereof).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series and classes, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, USBFS is, among other things, in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers; and

WHEREAS, the Trust desires to retain USBFS to provide transfer and dividend disbursing agent services to each series of the Trust listed on Exhibit A hereto (as amended from time to time) (each series listed in Exhibit A, together with all other series subsequently established by the Trust and made subject to this Agreement are herein referred to as a “Fund” and collectively, the “Funds”).

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Transfer Agent

The Trust hereby appoints USBFS as transfer agent of the Trust on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.	Services and Duties of USBFS

USBFS shall provide the following transfer agent and dividend disbursing agent services to each of the Funds:

A.

Receive and process all orders for the purchase, exchange, transfer and/or redemption of Fund shares in accordance with Rule 22c-1 under the 1940 Act, other applicable regulations, and as specified in the Fund’s prospectus (“Prospectus”).

B.

Process purchase orders with prompt delivery, where appropriate, of payment and supporting documentation to the shareholder based on the shareholder’s or the Trust’s custodian instructions, and record the appropriate number of shares being held in the appropriate shareholder account.

C.	Process redemption requests received in good order and, where relevant, deliver appropriate documentation to the Trust’s custodian.

D.	Pay proceeds upon receipt from the Trust’s custodian, where relevant, in accordance with the instructions of redeeming shareholders.

E.	Process transfers of shares in accordance with the shareholder’s instructions, after receipt of appropriate documentation from the shareholder as specified in the Prospectus.

F.

Prepare and transmit payments, or apply reinvestments for income dividends and capital gains distributions declared by the Trust with respect to the Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

G.	Serve as the Fund’s agent in connection with systematic plans, including but not limited to, systematic investment plans, systematic withdrawal plans and systematic exchange plans.

H.

Maintain the record of the name and address of each shareholder and the number of shares issued by each Fund and held by the shareholder. Make changes to shareholder records, including, but not limited to, address and plan changes (e.g., systematic investment and withdrawal, dividend reinvestment).

I.	Handle load and multi-class processing, including rights of accumulation and purchases by letters of intent in accordance with the Prospectus.

J.

Record the issuance of shares of each Fund and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”), a record of the total number of shares of each Fund which are authorized, issued and outstanding.

K.	Prepare ad-hoc reports as necessary at prevailing rates.

L.	Mail shareholder reports, Prospectuses, statements of additional information (“SAI”), and other shareholder communications as may be required by law or as the Trust may reasonably request.

M.	Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends and distributions for each shareholder.

N.

Provide shareholder account information upon shareholder or Trust requests and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Trust.

O.

Mail and/or obtain shareholders’ certifications under penalties of perjury and pay on a timely basis to the appropriate federal or state authorities any taxes to be withheld on redemption proceeds, where applicable, and on dividends and distributions paid by the Fund, all as required by applicable federal and state tax laws and regulations.

P.	Answer correspondence from shareholders, securities brokers and others relating to USBFS’s duties hereunder within required time periods established by applicable regulation.

Q.	Reimburse the Fund for all material losses resulting from “as of” processing errors for which USBFS is responsible in accordance with the “as of” processing guidelines set forth on Exhibit B hereto.

R.	Calculate average assets held in shareholder accounts for purposes of paying Rule 12b-l and/or shareholder servicing fees as directed by a Fund.

S.	Provide service and support to financial intermediaries, including but not limited to, trade placements, settlements and corrections.

T.	When applicable, deduct and remit to the Fund any applicable contingent deferred sales charges from repurchases pursuant to the Prospectus.

U.

Except as otherwise instructed by the Trust, USBFS shall process all transactions in the Funds in accordance with the procedures mutually agreed upon by the Trust and USBFS with respect to the proper net asset value to be applied to purchases received in good order by USBFS or by the Trust or any other person or firm on behalf of the Trust before cut-offs established by the Trust. USBFS shall promptly report to the Trust any known exceptions to the foregoing.

3.	Additional Services to be Provided by USBFS

A.

USBFS shall provide the following services that are further described and that may be subject to additional terms and conditions specified in their respective exhibits, as such may be amended from time to time:

INFORMASM ( Exhibit C hereto) and MARS SystemTM ( Exhibit D hereto) Services

The Trust hereby acknowledges that exhibits are an integral part of this Agreement and such services shall also be subject to the terms and conditions of this Agreement. To the extent the terms and conditions of this Agreement conflict with the terms and conditions included in Exhibits C and D, the exhibits shall control. The provisions of Exhibits C and D, as applicable, shall continue in effect for as long as this Agreement remains in effect, unless sooner terminated pursuant to Section 13 hereof.

B.

USBFS shall allow the Trust access to various fund data, systems, industry information and processes as the parties may agree to from time to time, through Mutual Fund eXchange (“MFx”), subject to the terms of this Agreement and the additional terms and conditions contained in the on-line MFx access agreement to be entered into upon accessing MFx for the first time. USBFS shall enable the Trust to access MFx services by supplying the Trust with the necessary software, training, information and connectivity support as mutually agreed upon, all of which shall constitute confidential knowledge and information of USBFS and shall be used by the Trust only as necessary to access MFx services pursuant to this Agreement. The Trust shall provide for the security of all codes and system access mechanisms relating to MFx provided to it by USBFS and implement such security procedures and/or devices to ensure the integrity of MFx. The Trust hereby understands that USBFS will perform periodic maintenance to the MFx hardware and software being accessed, which may cause temporary service interruptions. USBFS shall notify the Trust of all planned outages and, to the extent possible, will perform any necessary maintenance during non-business hours.

The Trust hereby acknowledges that all programs, software, manuals and other written information relating to MFx access provided by USBFS pursuant to this Agreement shall remain the exclusive property of USBFS at all times.

The Trust acknowledges that it is responsible for determining the suitability and accuracy of the information obtained through its access to MFx. USBFS MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, WITH RESPECT TO THE SUITABILITY AND ACCURACY OF FUND DATA, SYSTEMS, INDUSTRY INFORMATION AND PROCESSES ACCESSED THROUGH MFx. However, USBFS will assist the Trust in verifying the accuracy of any of the information made available to the Trust through MFx and covered by this Agreement.

In the event of termination of this Agreement, in addition to the requirements set forth in Section 14 hereof, the Trust shall immediately end its access to MFx and return all codes, system access mechanisms, programs, manuals and other written information to USBFS, and shall destroy or erase all such information on any diskettes or other storage medium, unless such access continues to be permitted pursuant to a separate agreement.

4.	Lost Shareholder Due Diligence Searches and Servicing

The Trust hereby acknowledges that USBFS has an arrangement with an outside vendor to conduct lost shareholder searches required by Rule 17Ad-17 under the Exchange Act. Costs associated with such searches will be passed through to the Trust or applicable

Fund as a miscellaneous expense in accordance with the fee schedule set forth in Exhibit E hereto. If a shareholder remains lost and the shareholder’s account unresolved after completion of the mandatory Rule 17Ad-17 search, the Trust hereby authorizes vendor to enter, at its discretion, into fee sharing arrangements with the lost shareholder (or such lost shareholder’s representative or executor) to conduct a more in-depth search in order to locate the lost shareholder before the shareholder’s assets escheat to the applicable state. The Trust hereby acknowledges that USBFS is not a party to these arrangements and does not receive any revenue sharing or other fees relating to these arrangements. Furthermore, the Trust hereby acknowledges that vendor may receive up to 35% of the lost shareholder’s assets as compensation for its efforts in locating the lost shareholder. USBFS shall report, or arrange to have reported, to the Trust shareholder account information where such accounts or funds have been turned over to applicable state authorities.

5.	Anti-Money Laundering and Red Flag Identity Theft Prevention Programs

The Trust acknowledges that it has had an opportunity to review, consider and comment upon the written procedures provided by USBFS describing various tools used by USBFS which are designed to promote the detection and reporting of potential money laundering activity and identity theft by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer’s identity (collectively, the “Procedures”). Further, the Trust has determined that the Procedures, as part of the Trust’s overall anti-money laundering program and Red Flag Identity Theft Prevention program, are reasonably designed to prevent the Funds from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provisions of the Bank Secrecy Act, Fair and Accurate Credit Transactions Act of 2003 and the USA Patriot Act of 2001 and the implementing regulations thereunder.

Based on this determination, the Trust hereby instructs and directs USBFS to implement the Procedures on the Trust’s behalf, as such may be amended or revised from time to time. It is contemplated that these Procedures will be amended from time to time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Trust’s anti-money laundering and identity theft responsibilities. USBFS will provide prompt written notice upon making any material amendments or changes to the Procedures.

USBFS agrees to provide to the Trust:

A.

Prompt written notification of any transaction or combination of transactions that USBFS believes, based on the Procedures, evidence money laundering, activity that may warrant a suspicious activity report or identity theft activities in connection with the Trust or any shareholder of a Fund;

B.

Prompt written notification of any customer(s) that USBFS reasonably believes, based upon the Procedures, to be engaged in money laundering, activity that may warrant a suspicious activity report or identity theft activities, provided that the Trust agrees not to communicate this information to the customer;

C.

Any reports received by USBFS from any government agency or applicable industry self-regulatory organization pertaining to USBFS’s anti-money laundering monitoring or the Red Flag Identity Theft Prevention Program on behalf of the Trust;

D.	Prompt written notification of any action taken in response to anti-money laundering violations or identity theft activity as described in Sections 5.A., 5.B. or 5.C. herein;

E.	Certified annual and quarterly reports of its monitoring and customer identification activities on behalf of the Trust;

F.	Copies of any Bank Secrecy Act report or records USBFS files or maintains on behalf of the Trust; and

The Trust hereby directs, and USBFS acknowledges, that USBFS shall: (i) permit federal regulators access to such information and records maintained by USBFS and relating to USBFS’s implementation of the Procedures, on behalf of the Trust, as they may lawfully request; and (ii) permit such federal regulators to inspect USBFS’s implementation of the Procedures on behalf of the Trust.

6.	Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit E hereto (as amended from time to time by written consent of the parties to this Agreement). USBFS shall also be reimbursed for such miscellaneous expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder. USBFS shall also be compensated for any increases in costs due to the adoption of any new or amended industry, regulatory or other applicable rules by consent of the parties to this Agreement. The Adviser shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Adviser shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Adviser is disputing any amounts in good faith. The Adviser shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Adviser is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1 1⁄2% per month after the due date, if any. Notwithstanding anything to the contrary, amounts owed by the Trust to USBFS shall only be paid out of assets and property of the particular Fund involved.

7.	Representations and Warranties

A.	The Trust hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)

It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)

This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)

It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted;

(4)

There is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(5)

A registration statement under the 1940 Act and the Securities Act of 1933, as amended (“Securities Act”), is currently effective and will remain effective during the term of this Agreement, and appropriate state securities law filings have been made and will continue to be made during the term of this Agreement as necessary to enable the Trust to make a continuous public offering of its shares.

B.	USBFS hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)

It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)

This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)

It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals and licenses necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)	It is a registered transfer agent under the Exchange Act.

8.	Standard of Care; Indemnification; Limitation of Liability

A.

USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’s reasonable control, except a loss arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees and costs) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Trust, as approved by the Board of Trustees of the Trust (“Board of Trustees”), except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “USBFS” shall include USBFS’s directors, officers, employees, representatives and any person who controls USBFS within the meaning of Section 15 of the Securities Act.

USBFS shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees and costs) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’s refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement, or from any allegations that the services provided by USBFS misappropriates, infringes and/or violates the Trust’s use of the USBFS services in accordance with the terms of this Agreement and/or constitutes a misappropriation, infringement and/or violation of any intellectual property right of any party. This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Trust” shall include the Trust’s trustees, officers, employees, representatives and any person who controls the Trust within the meaning of Section 15 of the Securities Act.

Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its reasonable control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBFS shall as promptly as possible under the circumstances notify the Trust in the event of any service interruption that materially impacts USBFS’ services under this Agreement. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS as soon as practicable. USBFS agrees that it shall, at all times, have reasonable business continuity and disaster recovery contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect USBFS’s premises and operating capabilities, books and records maintained on behalf of the Trust, policies, procedures, internal controls, training materials, operational and security reviews, customer complaint tracking and related escalation and resolution logs and procedures, business continuity plan(s) and/or disaster recovery plan(s) at any time during regular business hours of USBFS, upon reasonable notice to USBFS. Moreover, USBFS shall provide the Trust, at such times as the Trust may reasonably require, a summary of audit reports prepared internally or rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense. USBFS shall promptly notify the Trust upon discovery of any material administrative error, and shall consult with the Trust about the actions it intends to take to correct the error prior to taking such actions. A “material administrative error” means any error which the Trust’s management, including its Chief Compliance Officer, would reasonably need to know to oversee Trust compliance, which involves, without limitation: (i) a violation of the federal securities laws by USBFS, its officers, directors and employees, or a violation of the federal securities laws by USBFS’ agents of which USBFS is aware; (ii) a violation of USBFS’ policies and procedures; or (iii) a weakness in the design or implementation of USBFS’ policies and procedures.

B.

In order that the indemnification provisions contained in this Section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this Section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent, which consent shall not be unreasonably withheld.

C.	The indemnity and defense provisions set forth in this Section 8, and in Exhibit C and Exhibit D, if applicable, shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If USBFS is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

9.	Data Necessary to Perform Services

The Trust or its agent, which may be the Adviser, shall furnish to USBFS, the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

10.	Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, provided that to the extent permitted by law, USBFS shall provide the Trust notice prior to such disclosure, or (iii) when so requested by the Trust. Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.

Further, USBFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders to the extent required by applicable law, rule and regulation and shall maintain a program to assess such safeguards and implement appropriate changes in light of increasing threats to information and cybersecurity.

11.	Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly made available for inspection or surrendered to the Trust or its designee on and in accordance with its request.

12.	Compliance with Laws

The Trust has and retains primary responsibility for all compliance matters relating to the Funds, including but not limited to, compliance with the 1940 Act, the Internal Revenue Code of 1986, the Sarbanes-Oxley Act of 2002, the USA Patriot Act of 2001 and the policies and limitations of each Fund relating to its portfolio investments as set forth in its Prospectus and SAI. USBFS’s services hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board of Trustees’ oversight responsibility with respect thereto. The foregoing shall not affect USBFS’ responsibilities for compliance and related matters delegated to USBFS by the Trust as expressly provided herein. USBFS shall comply with changes to all regulatory requirements affecting its services to the Trust and shall implement any necessary modifications to the services prior to the deadline imposed, or extensions authorized by, the regulatory or other governmental body having jurisdiction for such regulatory requirements.

13.	Term of Agreement; Amendment

A.

This Agreement shall become effective and the services described in this Agreement to be provided by USBFS will commence on or after September 23rd, 2016 with respect to each Fund listed on Exhibit A and, with respect to each Fund not in existence on that date, on the date an amendment to Exhibit A to this Agreement relating to that Fund is executed. This Agreement may be terminated, without the payment of any penalty, by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.

B.

Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach by any other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust and authorized or approved by the Board of Trustees. The provisions of this Section 13 shall also apply to Exhibits C and D.

14.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’ duties or responsibilities hereunder is designated by the Trust by written notice to USBFS, USBFS will promptly, upon such termination and, except in the case of a material breach by USBFS, in which case all expenses shall be borne by USBFS, at the expense of the Trust, transfer to such successor all relevant books, records, correspondence and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which USBFS has maintained the same, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’ personnel in the establishment of books, records and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Trust.

15.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of USBFS, or by USBFS without the written consent of the Trust, accompanied by the authorization or approval of the Board of Trustees.

16.	Insurance

USBFS shall at all times maintain, at its expense, insurance coverage regarding its business in such amount and scope as it deems adequate in connection with the services provided by it under this Agreement. USBFS shall furnish the Trust a summary of applicable insurance coverage.

17.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.

18.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

19.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

20.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

21.	Notices

Any notice required or permitted to be given by any party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or 3 days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other parties’ respective addresses as set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC

615 East Michigan Street

Milwaukee, Wisconsin 53202

Attn: Ian Martin, Executive President

Notice to the Trust shall be sent to:

Permanent Portfolio Family of Funds

600 Montgomery Street, Suite 4100

San Francisco, California 94111

Attn: Michael J. Cuggino, President and Secretary

Notice to the Adviser shall be sent to:

Pacific Heights Asset Management, LLC

600 Montgomery Street, Suite 4100

San Francisco, California 94111

Attn: Michael J. Cuggino, President and Chief Executive Officer

22.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

23.	Entire Agreement

This Agreement, together with any exhibits, attachments, appendices or schedules expressly referenced herein, sets forth the sole and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, whether written or oral, between the parties.

24.	Trust Limitations

This Agreement is executed by the Trust with respect to each of the Funds and the obligations hereunder are not binding on any of the trustees, officers or shareholders of the Trust individually, but are binding only on the Fund to which such obligations pertain and the assets and property of such Fund. All obligations of the Trust under this Agreement shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund.

25.	Subcontracting

USBFS may enter into arrangements with third parties, including for the provision of services contemplated by this Agreement, provided that USBFS is responsible for compliance of all third parties with the terms of this Agreement (including, but not limited to, ensuring compliance by such third parties with the confidentiality requirements set forth in this Agreement). USBFS shall use only competent, qualified, and skilled third parties, and USBFS shall remain fully responsible for the performance or non-performance by any third parties, to the same extent as if USBFS itself performed or failed to perform such services. USBFS shall not be relieved of liability for any of its obligations under this Agreement as a result of subcontracting or outsourcing any of its obligations.

26.	Security Breach Procedures

For purposes of this Section, the term “Security Breach” shall mean: (i) any act or omission that materially compromises either the security, confidentiality or integrity of Confidential Information (as defined below) or the physical, technical, administrative or organizational safeguards put in place by USBFS (or any authorized persons) that relate to the protection of the security, confidentiality or integrity of Confidential Information; or (ii) receipt of a complaint in relation to the privacy practices of USBFS (or any authorized persons) or a breach or alleged breach of this Agreement relating to such privacy practices. USBFS shall: (a) notify the Trust of a Security Breach as soon as practicable, but no later than twenty-four hours after USBFS becomes aware of it; and (b) notify the Trust of any Security Breaches by and with a copy by email to USBFS’ primary business contact within the Trust. Immediately following USBFS’ notification to the Trust of a Security Breach, the parties shall coordinate with each other to investigate the Security Breach. USBFS agrees to cooperate with the Trust in the Trust’s handling of the matter, including, without limitation: (1) assisting with any investigation; (2) providing the Trust with physical access to the facilities and operations affected; (3) facilitating interviews with USBFS’ employees and others involved in the matter; and (4) making available all relevant records, logs, files, data reporting and other materials required to comply with applicable law, regulation, industry standards or as otherwise reasonably required by the Trust. USBFS shall immediately remedy any Security Breach and prevent any further Security Breach at USBFS’ expense in accordance with applicable privacy rights, laws, regulations and standards. USBFS shall reimburse the Trust for actual costs incurred by the Trust in responding to, and mitigating damages caused by, any Security Breach, including all costs of notice and/or remediation pursuant to this Section. USBFS agrees that it shall not inform any third party of any Security Breach without first obtaining the Trust’s consent, other than to inform a complainant that the matter has been forwarded to the Trust’s legal counsel. Further, USBFS agrees that the Trust and USBFS shall determine: (A) whether notice of the Security Breach is to be provided to any individuals, regulators, law enforcement agencies, consumer reporting agencies or others as required by law or regulation, or otherwise in the Trust’s discretion; and (B) the contents of such notice, whether any type of remediation may be offered to affected persons, and the nature and extent of any such remediation. USBFS shall also pay for the cost of twelve (12) months of credit monitoring when notice is to be provided to any of the aforementioned persons as a result of a Security Breach. USBFS agrees to cooperate at its own expense with the Trust in any litigation or other formal action deemed necessary by the Trust to protect its rights relating to the use, disclosure, protection and maintenance of Confidential Information.

(signatures on the following page)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

PERMANENT PORTFOLIO FAMILY OF FUNDS (on behalf of each of the Funds individually and not jointly)		U.S. BANCORP FUND SERVICES, LLC

By:		By:
Name:	Michael J. Cuggino	Name:	Ian Martin
Title:	President and Secretary	Title:	Executive Vice President

PACIFIC HEIGHTS ASSET MANAGEMENT, LLC

(with respect to Section 6 only)

By:
Name:	Michael J. Cuggino
Title:	President and Chief Executive Officer

Exhibit A

to the

Transfer Agent Servicing Agreement

Fund Names

Current Symbol	Current Tax ID #	Current Fund Name	Current CUSIP #	Current Share Class
PRPFX	942788165	Permanent Portfolio Class I	714199106	No Load
PAGRX	680207159	Aggressive Growth Portfolio Class I	714199304	No Load
PRVBX	680263477	Versatile Bond Portfolio Class I	714199403	No Load
PRTBX	680133879	Short-Term Treasury Portfolio Class I	714199205	No Load
PRPDX	942788165	Permanent Portfolio Class A	714199148	Class A
PRPHX	942788165	Permanent Portfolio Class C	714199189	Class C
PAGDX	680207159	Aggressive Growth Portfolio Class A	714199346	Class A
PAGHX	680207159	Aggressive Growth Portfolio Class C	714199387	Class C
PRVDX	680263477	Versatile Bond Portfolio Class A	714199445	Class A
PRVHX	680263477	Versatile Bond Portfolio Class C	714199486	Class C

A-1

Exhibit B

to the

Transfer Agent Servicing Agreement

As Of Processing Policy

USBFS will reimburse each Fund for any Net Material Loss that may exist on the Fund’s books and for which USBFS is responsible, at the end of each calendar month. “Net Material Loss” shall be defined as any remaining loss, after netting losses against any gains, which impacts a Fund’s net asset value per share by at least  1⁄2 cent. Gains and losses will be reflected on the Fund’s daily share sheet, and the Fund will be reimbursed for any net material loss on a monthly basis. USBFS will reset the as of ledger each calendar month so that any losses which do not exceed the materiality threshold of  1⁄2 cent will not be carried forward to the next succeeding month. USBFS will notify the Adviser to the Fund on the daily share sheet of any losses for which the Adviser may be held accountable.

B-1

Exhibit C to the

Transfer Agent Servicing Agreement

INFORMATM

1.	Certain Definitions

Whenever used in this Exhibit C, the following words and phrases shall have the meanings set forth below unless the context otherwise requires:

A.

“InformaTM” means the system made available through DST Output, a wholly owned subsidiary of DST Systems, Inc. (“DST”) known as “InformaTM” which enables DST to make available certain data from DST’s TA2000® mutual fund record-keeping systems through the Internet to authorized Users.

B.

“INFORMA Services” means the services which are made available to consenting end-users (“User”, as defined below) through the system known as Fan Web (as defined below), whereby certain electronic statements (“E-Statements”, as further defined below) may be searched, viewed, downloaded and printed. INFORMA Services also include notification to the end-user of the availability of E-Statements and storage of E-Statement documents.

C.

“E-Statement” means an electronic version of daily confirms, monthly, quarterly or annual statements, and shareholder tax statements created with investor transaction data housed on DST’s TA2000® mutual fund record keeping system, with images available online via a secure web site.

D.	“User(s)” means the consenting person(s) to whom E-Statements are made available.

E.

“Fan Web” – means shareholder Internet access to account information and transaction capabilities. Internet service is connected directly to the fund group’s web site through a transparent hyperlink. Shareholders can access, among other information, account information and portfolio listings within a fund family, view transaction history, view, download, and print electronic statements, and purchase additional shares through the Automated Clearing House (“ACH”).

2.	Services Covered

USBFS shall allow access to INFORMA Services by authorized Users on behalf of the Trust in accordance with the terms of this Exhibit C. By entering into the Transfer Agent Servicing Agreement with the Trust to provide services, including pursuant to this Exhibit C, USBFS hereby consents to extraction of Trust Files, as defined below, from TA2000 and instructs DST to extract Files from TA2000 for authorized Users.

3.	Duties and Responsibilities of USBFS

USBFS shall:

A.	Be responsible for designing, developing and maintaining a link on the Trust’s website that allows Users to consent to E-Statement delivery.

B.

Be responsible for timely and adequately notifying User via e-mail that the User’s E-Statement is available at the appropriate Internet site. The e-mail will contain a hyperlink that will take the User to the appropriate log-in page of the Trust’s Internet Site.

C.	Through the consent process, ensure the User has the ability to print or retain the E-Statement.

D.	Ensure the E-Statement is available for the User on the Trust’s Internet site for a minimum period of 24 months after delivery.

E.

Ensure that Users are informed of the requirements to download PDF formatted E-Statements and are provided with any necessary software or technical assistance at no cost to facilitate viewing of PDF E-Statements.

F.

Ensure that paper versions of E-Statements are available if any consent to receive documents were revoked or if the User specifically requests a paper copy (regardless of whether consent to receive E-Statements was revoked).

G.

Monitor any rejection (or “bounce”) of an E-Statement notification e-mail sent to a User. In the event an E-Statement notification e-mail is rejected and/or returned by a User’s e-mail system, USBFS shall mail a paper copy of the confirm or statement to the User. In the event that the paper copy of the confirm or statement is returned by the U.S. Postal Service as undeliverable, USBFS shall then utilize the lost shareholder due diligence searches and servicing procedures outlined in Section four (4) of this Transfer Agent Servicing Agreement.

H.

If additional Internet Access Services become available during the term of this Agreement, USBFS shall offer the additional services to the Trust. To the extent the Trust elects to receive any or all of such additional services, this Exhibit C shall be amended.

4.	Duties and Responsibilities of the Trust

The Trust shall:

A.

Revise and update the applicable prospectus(es) and other pertinent materials, such as user agreements, to include the appropriate consents, notices and disclosures for INFORMA Services, including disclaimers and information reasonably requested by USBFS.

B.	Comply, and instruct Users to comply, with all the User enrollment and authorization procedures, including but not limited to the instructions regarding Notice of and Access to statements.

C.

Assume exclusive responsibility for the consequences of any instructions it may give to USBFS, for the Trust’s or Users’ failure to properly access the Electronic Services in the manner prescribed by USBFS, and for the Trust’s failure to supply accurate information to USBFS.

5.	System Maintenance

The Trust understands that USBFS and DST will have to perform periodic maintenance to the hardware and software used to provide INFORMA Services, which may cause temporary service interruptions. USBFS shall notify the Trust of all planned outages of its own hardware and software and, to the extent possible, will perform any necessary maintenance during non-business hours.

6.	Additional Representations and Warranties

The parties hereby represent and warrant that neither party shall knowingly insert into any interface, other software, or other programs provided by such party to the other hereunder, or accessible on the INFORMA Services website or the Trust’s website, as the case may be, any “back door,” “time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus”, or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder. For failure to comply with this warranty, the non-complying party shall immediately replace all copies of the affected work product, system or software. All costs incurred with replacement including, but not limited to, cost of media, shipping, deliveries and installation, shall be borne by such party.

7.	Proprietary Rights

A.

The Trust acknowledges and agrees that by virtue of subscribing to INFORMA Services through USBFS, it shall not obtain any rights in or to any of the software, templates, screen and file formats, interface protocols, formats and development tools and instructions, hardware, processes, trade secrets, instruction manuals, enrollment authorization, authentication and other business processes, proprietary information or distribution and communication networks used to provide INFORMA Services owned by DST and licensed to USBFS. Any interfaces and software provided to the Trust in order to provide connectivity to INFORMA Services through USBFS shall be used by the Trust and Users only for the period during which this Exhibit C is in effect and only in accordance with the terms of this Exhibit C, and shall not be used by the Trust to provide connectivity to or through any other system or person without USBFS’ prior written approval. The Trust shall not copy, decompile or reverse engineer any software or programs provided to the Trust hereunder. The Trust also agrees not to take any action which would mask, delete or otherwise alter any on-screen disclaimers and copyright, trademark and service mark notifications, or any “point and click” features relating to User acknowledgment and acceptance of such disclaimers and notifications.

B.

The INFORMA Services site may contain certain intellectual property, including, but not limited to, rights in copyrighted works, trademarks and trade dress that is the property of the Trust. The Trust retains all rights in such intellectual property that may reside on the INFORMA Services site, not including any intellectual property provided by or otherwise obtained from USBFS. To the extent the intellectual property of the Trust is cached to expedite communication, the Trust grants to USBFS a limited, non-exclusive, non-transferable license to such intellectual property for a period of time no longer than that reasonably necessary for the communication. To the extent that the intellectual property of the Trust is duplicated within the INFORMA Services site to replicate the “look and feel,” “trade dress” or other aspect of the appearance or functionality of the Trust’s web site(s), the Trust grants to USBFS a limited, non-exclusive, non-transferable license to such intellectual property for the period during which this Exhibit C is in effect. This license is limited to the intellectual property needed to replicate the appearance of the Trust’s web site(s) and does not extend to any other intellectual property owned by the Trust. The Trust warrants that it has sufficient right, title and interest in and to its web site(s) and its intellectual property to enter into these obligations, and that to its knowledge, the license hereby granted to USBFS does not and will not infringe on any U.S. patent, copyright or other proprietary right of a third party.

C.

Each party agrees that the nonbreaching party would not have an adequate remedy at law in the event of the other party’s breach or threatened breach of its obligations under this Section of this Exhibit C and that the nonbreaching party would suffer irreparable injury and damage as a result of any such breach. Accordingly, in the event either party breaches or threatens to breach the obligations set forth in this Section of this Exhibit C, in addition to and not in lieu of any legal or other remedies a party may pursue hereunder or under applicable law, each party hereby consents to the granting of equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefor, prohibiting any such breach or threatened breach. In any proceeding upon a motion for such equitable relief, a party’s ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief. The provisions of this Section relating to equitable relief shall survive termination of the provision of services set forth in this Exhibit C.

8.	Compensation

USBFS shall be compensated for providing INFORMA Services in accordance with the fee schedule set forth in Exhibit E attached hereto (as amended from time to time).

9.	Additional Indemnification; Limitation of Liability

A.

USBFS CANNOT AND DOES NOT GUARANTEE AVAILABILITY OF INFORMA SERVICES. Accordingly, USBFS’ sole liability to the Trust or any third party (including Users) for any claims, notwithstanding the form of such claims (e.g., contract, negligence, or otherwise), arising out of the delay of or interruption in INFORMA Services to be provided by USBFS hereunder shall be to use its best reasonable efforts to commence or resume INFORMA Services as promptly as is reasonably possible.

B.

USBFS shall, at its sole cost and expense, defend, indemnify, and hold harmless the Trust and its directors, officers and employees from and against any and all claims, demands, losses, expenses, damages or liabilities of any and every nature, including reasonable attorneys’ fees and costs, arising out of or relating to (a) any infringement, or claim of infringement, of any United States patent, trademark, copyright, trade secret, or other proprietary rights based on the use or potential use of INFORMA Services and (b) the provision of the Trust Files (as defined below) or Confidential Information (as defined below) to a person other than a person to whom such information may be properly disclosed hereunder.

C.

If an injunction is issued against the Trust’s and Users’ use of INFORMA Services by reason of infringement of a patent, copyright, trademark, or other proprietary rights of a third party, USBFS shall, at its own option and expense, either (i) procure for the Trust and Users the right to continue to use INFORMA Services on substantially the same terms and conditions as specified hereunder, or (ii) after notification to the Trust, replace or modify INFORMA Services so that they become non-infringing, provided that, in the Trust’s judgment, such replacement or modification does not materially and adversely affect the performance of INFORMA Services or significantly lessen their utility to the Trust and Users. If in the Trust’s judgment, such replacement or modification does materially adversely affect the performance of INFORMA Services or significantly lessen their utility to the Trust and Users, the Trust may terminate all rights and responsibilities under this Exhibit C immediately on written notice to USBFS.

D.

Because the ability of USBFS to deliver INFORMA Services is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers and encryption system developers and other vendors and third parties, including DST, USBFS shall not be liable for delays or failures to perform its obligations hereunder to the extent such delays or failures are attributable to circumstances beyond its reasonable control which interfere with the delivery of INFORMA Services by means of the Internet or any of the equipment, software and services which support the Internet provided by such third parties. Provided that USBFS has fulfilled its obligations under Section 10 of the Agreement and this Exhibit C, USBFS shall also not be liable for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by USBFS or its affiliates) or of any third parties involved with INFORMA Services.

E.

The Trust and Users are responsible for verifying the accuracy and receipt of all data or information made available via INFORMA Services. The Trust is responsible for advising Users of their responsibilities to promptly notify USBFS of any errors or inaccuracies relating to data or other information made available via INFORMA Services with respect to the Trust’s shareholders.

F.

USBFS shall not be responsible for the accuracy of input material from Users and the Trust’s record-keeping systems maintained by third parties nor the resultant output derived from inaccurate input. The accuracy of input and output shall be judged as received at USBFS’ data center as determined by the records maintained by USBFS.

10.	File Security and Retention; Confidentiality

A.

USBFS and its agents will provide reasonable security provisions to ensure that unauthorized third parties do not have access to the Trust’s data bases, files, and other information provided by the Trust to USBFS for use with INFORMA Services, (collectively, “Trust Files”). USBFS’ security provisions with respect to INFORMA Services and the Trust Files will be no less protected than USBFS’s security provisions with respect to its own proprietary information. USBFS agrees that any and all Trust Files maintained by USBFS for the Trust hereunder shall be available for inspection by the Trust’s regulatory authorities during regular business hours, upon reasonable prior written notice to USBFS, and will be maintained and retained in accordance with applicable requirements of the 1940 Act. In addition, USBFS will not use, or permit the use of, names of Users for the purpose of soliciting any business, product, or service whatsoever except where the communication is necessary and appropriate for USBFS’s delivery of INFORMA Services.

B.

USBFS shall treat as confidential and not disclose or otherwise make available any of the Trust’s lists, information, trade secrets, processes, proprietary data, information or documentation (collectively, the “Confidential Information”), in any form, to any person other than agents, employees or consultants of USBFS. USBFS will instruct its agents, employees and consultants who have access to the Confidential Information to keep such information confidential by using the same care and discretion that USBFS uses with respect to its own confidential property and trade secrets. Upon termination of the rights and responsibilities described in this Exhibit C for any reason and upon the Trust’s request, USBFS shall return to the Trust, or destroy and certify that it has destroyed, any and all copies of the Confidential Information which are in its possession.

C.

Notwithstanding the above, USBFS will not have an obligation of confidentiality under this Section with regard to information that (1) was known to it prior to disclosure hereunder, (2) is or becomes publicly available other than as a result of a breach hereof, (3) is disclosed to it by a third party not subject to a duty of confidentiality, or (4) is required to be disclosed under law or by order of court or governmental agency, provided that to the extent permitted by law, USBFS shall provide the Trust notice prior to such disclosure.

11.	Warranties

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS EXHIBIT, INFORMA SERVICES AND ALL EQUIPMENT, SOFTWARE AND SYSTEMS DESCRIBED IN THIS EXHIBIT ARE PROVIDED “AS IS” ON AN “AS AVAILABLE” BASIS, AND USBFS HEREBY SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING INFORMA SERVICES PROVIDED HEREUNDER, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

12.	Duties in the Event of Termination

In the event of termination of the services provided pursuant to this Exhibit C, (i) the Trust and Users will immediately end their access to INFORMA Services and (ii) the Trust will return all codes, system access mechanisms, programs, manuals, confidential or proprietary information and other written information provided to it by USBFS in connection with the Electronic Services provided hereunder, and shall destroy or erase all such information on any diskettes or other storage medium.

Exhibit D to the

Transfer Agent Servicing Agreement

DATA WAREHOUSE SERVICES, MARS SystemTM

1.	Certain Definitions

Whenever used in this Exhibit D, the following words and phrases shall have the meanings set forth below unless the context otherwise requires:

A.

“MARS SystemTM” means the system made available through Sales Focus Solutions, a subsidiary of Phoenix American Incorporated, known as “MARSTM” which allows for analysis of sales data from the transfer agent or intermediaries which provides detail for omnibus account trades, identifies or reports suspicious trading activity and manages compliance related activities and reporting.

B.

“Data Warehouse Services” means the services which are made available to consenting end-users (“User,” as defined below) whereby certain Electronic Reports (as defined below) may be searched, viewed, downloaded and printed.

C.	“User(s)” or means the person(s) to whom Electronic Reports are made available.

D.

“Electronic Reports” means an Electronic Report created with investor transaction data housed by DST (USBFS record keeping system) and may include but not be limited to: 22c-2 Compliance Reports, Omnibus Account Reconciliation, Sales Reporting, Platform Reporting and Campaign Management and Tracking.

2.	Services Covered

USBFS shall allow access to Data Warehouse Services by authorized Users on behalf of the Trust in accordance with the terms of this Exhibit D.

3.	Duties and Responsibilities of USBFS

USBFS will provide the following implementation support:

(1)	Project Management Assistance

(2)	Setup and Testing of System Interfaces

(3)	Conversion of Historical Data from the Trust

(4)	Assist with Sales Channel and Sales Territory Setup

(5)	Assist with Clearing/Executing Firm Relationships

(6)	Assist with Compliance Rule Setup

(7)	Database Setup (User Defined Fields)

(8)	Training (additional fee)

USBFS will provide the following support services after implementation:

(1)	Assist with Project Management

(2)	Dedicated Client Service team

(3)	Weekly status calls (if needed)

(4)	Setup and testing of requests from the Trust

(5)	Duplicate Data Identification

(6)	Assistance with System File Imports

(7)	Custom Report Programming (for an additional fee at Programming rates)

(8)	Enhanced support available at a designated fee (such as database query reports, compliance report review and analysis, compliance workflow assistance)

4.	Duties and Responsibilities of the Trust

The Trust shall:

A.

Assume exclusive responsibility for the consequences of any instructions it may give to USBFS, for the Trust’s or Users’ failure to properly access the Electronic Reports in the manner prescribed by USBFS, and for the Trust’s failure to supply accurate information to USBFS.

B.	Comply and instruct Users to comply with all the User enrollment instructions and authorization procedures.

5.	System Maintenance

The Trust understands that USBFS will have to perform periodic maintenance to the hardware and software used to provide MARSTM and Data Warehouse Services, which may cause temporary service interruptions. USBFS shall notify the Trust of all planned outages of its own hardware and software and, to the extent possible, will perform any necessary maintenance during non-business hours.

6.	Additional Representations and Warranties

The parties hereby represent and warrant that neither party shall knowingly insert into any interface, other software, or other program provided by such party to the other hereunder, or accessible on MARSTM web site or the Trust’s web site(s), as the case may be, any “back door,” “time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus” or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder. For failure to comply with this warranty, the non-complying party shall immediately replace all copies of the affected work product, system or software. All costs incurred with replacement including, but not limited to, cost of media, shipping, deliveries and installation, shall be borne by such party.

7.	Proprietary Rights

A.

The Trust acknowledges and agrees that by virtue of subscribing to MARSTM and Data Warehouse Services through USBFS, it shall not obtain any rights in or to any of the software, templates, screen and file formats, interface protocols, formats and development tools and instructions, hardware, processes, trade secrets, instruction manuals, enrollment authorization, authentication and other business processes, proprietary information or distribution and communication networks used to provide MARSTM and Data Warehouse Services owned by Sales Focus Solutions and licensed to USBFS. Any interfaces and software provided to the Trust in order to provide connectivity to MARS and Data Warehouse Services through USBFS shall be used by the Trust and Users only for the period during which this Exhibit D is in effect and only in accordance with the terms of this Exhibit D, and shall not be used by the Trust to provide connectivity to or through any other system or person without USBFS’ prior written approval. The Trust shall not copy, decompile or reverse engineer any software or programs provided to the Trust hereunder. The Trust also agrees not to take any action which would mask, delete or otherwise alter any on-screen disclaimers and copyright, trademark and service mark notifications, or any “point and click” features relating to User acknowledgment and acceptance of such disclaimers and notifications.

B.

The MARS or DATA WAREHOUSE Services site may contain certain intellectual property, including, but not limited to, rights in copyrighted works, trademarks and trade dress that is the property of the Trust. The Trust retains all rights in such intellectual property that may reside on the MARS or Data Warehouse Services site, not including any intellectual property provided by or otherwise obtained from USBFS. To the extent the intellectual property of the Trust is cached to expedite communication, the Trust grants to USBFS a limited, non-exclusive, non-transferable license to such intellectual property for a period of time no longer than that reasonably necessary for the communication. To the extent that the intellectual property of the Trust is duplicated within the MARS or Data Warehouse Services site to replicate the “look and feel,” “trade dress” or other aspect of the appearance or functionality of the Trust’s web site(s), the Trust grants to USBFS a limited, non-exclusive, non-transferable license to such intellectual property for the period during which this Exhibit D is in effect. This license is limited to the intellectual property needed to replicate the appearance of the Trust’s web site(s) and does not extend to any other intellectual property owned by the Trust. The Trust warrants that it has sufficient right, title and interest in and to its web site(s) and its intellectual property to enter into these obligations, and that to its knowledge, the license hereby granted to USBFS does not and will not infringe on any U.S. patent, copyright or other proprietary right of a third party.

C.

Each party agrees that the nonbreaching party would not have an adequate remedy at law in the event of the other party’s breach or threatened breach of its obligations under this Section of this Exhibit D and that the nonbreaching party would suffer irreparable injury and damage as a result of any such breach. Accordingly, in the event either party breaches or threatens to breach the obligations set forth in this Section of this Exhibit D, in addition to and not in lieu of any legal or other remedies a party may pursue hereunder or under applicable law, each party hereby consents to the granting of equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefor, prohibiting any such breach or threatened breach. In any proceeding upon a motion for such equitable relief, a party’s ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief. The provisions of this Section relating to equitable relief shall survive termination of the provision of services set forth in this Exhibit D.

8.	Compensation

USBFS shall be compensated for providing MARSTM or Data Warehouse Services in accordance with the fee schedule set forth in Exhibit E, attached hereto (as amended from time to time).

9.	Additional Indemnification; Limitation of Liability

A.

USBFS CANNOT AND DOES NOT GUARANTEE AVAILABILITY OF MARSTM AND DATA WAREHOUSE SERVICES. Accordingly, USBFS’ sole liability to the Trust or any third party (including Users) for any claims, notwithstanding the form of such claims (e.g., contract, negligence, or otherwise), arising out of the delay of or interruption in MARSTM or Data Warehouse Services to be provided by USBFS hereunder shall be to use its best reasonable efforts to commence or resume MARSTM or Data Warehouse Services as promptly as is reasonably possible.

B.

USBFS shall, at its sole cost and expense, defend, indemnify, and hold harmless the Trust and its directors, officers and employees from and against any and all claims, demands, losses, expenses, damages or liabilities of any and every nature, including reasonable attorneys’ fees and costs, arising out of or relating to: (a) any infringement, or claim of infringement, of any United States patent, trademark, copyright, trade secret, or other proprietary rights based on the use or potential use of MARSTM or Data Warehouse Services and (b) the provision of the Trust Files (as defined below) or Confidential Information (as defined below) to a person other than a person to whom such information may be properly disclosed hereunder.

C.

If an injunction is issued against the Trust’s and Users’ use of MARSTM or Data Warehouse Services by reason of infringement of a patent, copyright, trademark, or other proprietary rights of a third party, USBFS shall, at its own option and expense, either (i) procure for the Trust and Users the right to continue to use MARSTM or Data Warehouse Services on substantially the same terms and conditions as specified hereunder, or (ii) after notification to the Trust, replace or modify MARSTM or Data Warehouse Services so that they become non-infringing, provided that, in the Trust’s judgment, such replacement or modification does not materially and adversely affect the performance of MARSTM or Data Warehouse Services or significantly lessen their utility to the Trust and Users. If in the Trust’s judgment, such replacement or modification does materially adversely affect the performance of MARSTM or DATA Warehouse Services or significantly lessen their utility to the Trust and Users, the Trust may terminate all rights and responsibilities under this Exhibit D immediately on written notice to USBFS.

D.

Because the ability of USBFS to deliver MARSTM and Data Warehouse Services is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers and encryption system developers and other vendors and third parties, including Sales Focus Solutions, USBFS shall not be liable for delays or failures to perform its obligations hereunder to the extent such delays or failures are attributable to circumstances beyond its reasonable control which interfere with the delivery of MARSTM and Data Warehouse Services by means of the Internet or any of the equipment, software and services which support the Internet provided by such third parties. Provided that USBFS has fulfilled its obligations under Section 10 of the Agreement and this Exhibit D, USBFS shall also not be liable for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by USBFS or its affiliates) or of any third parties involved with MARSTM and Data Warehouse Services.

E.

The Trust and Users are responsible for verifying the accuracy and receipt of all data or information made available via MARSTM and Data Warehouse Services. The Trust is responsible for advising Users of their responsibilities to promptly notify USBFS of any errors or inaccuracies relating to data or other information made available via MARSTM and Data Warehouse Services with respect to the Trust’s shareholders.

F.

USBFS shall not be responsible for the accuracy of input material from Users and the Trust’s record-keeping systems maintained by third parties nor the resultant output derived from inaccurate input. The accuracy of input and output shall be judged as received at USBFS’ data center as determined by the records maintained by USBFS.

Exhibit E to the Transfer Agent Servicing Agreement – Permanent Portfolio Family of

Funds at September, 2016

Fee schedules for various products and services.